  EXHIBIT 16.1

September 22, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Camber Energy, Inc. under Item 4.01 of its Form 8-K filed on September 22, 2021. We agree with the statements concerning our Firm under Item 4.01; we are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP